Exhibit 21.1

CNL Healthcare Trust, Inc.

Subsidiaries of the Registrant

1.	AL Santa Monica Senior Housing, LP
2.	Baton Rouge LA Senior Living Owner, LLC
3.	CHT Billings MT Senior Living, LLC
4.	CHT Casper WY Senior Living, LLC
5.	CHT GCI Partners I, LLC
6.	CHT GP, LLC
7.	CHT Grand Island NE Senior Living, LLC
8.	CHT Harborchase Assisted Living Owner, LLC
9.	CHT Harborchase TRS Tenant Corp.
10.	CHT Mansfield OH Senior Living, LLC
11.	CHT Marion OH Senior Living, LLC
12.	CHT Partners, LP
13.	CHT Senior Living Net Lease Holding, LLC
14.	CHT SL IV Holding, LLC
15.	CHT SL IV TRS Corp.
16.	CHT SL Owner Holding I, LLC
17.	CHT TRS Holding, Inc.
18.	CHT Windsor Manor AL Holding, LLC
19.	CHT Windsor Manor TRS Corp.
20.	CHTSun Partners IV, LLC
21.	CHTSun Three Lombard IL Senior Living, LLC
22.	CHTSun Three Pool One, LLC
23.	CHTSun Two Baton Rouge LA Senior Living, LLC
24.	CHTSun Two Gilbert AZ Senior Living, LLC
25.	CHTSun Two Metairie LA Senior Living, LLC
26.	CHTSun Two Pool Two, LLC
27.	Gilbert AZ Senior Living Owner, LLC
28.	Lombard IL Senior Living Owner, LLC
29.	Louisville KY Senior Living Owner, LLC
30.	Metairie LA Senior Living Owner, LLC
31.	Nevada IA Assisted Living Owner, LLC
32.	Nevada IA Assisted Living Tenant, LLC
33.	Santa Monica AL, LLC
34.	Santa Monica Assisted Living Owner, LLC
35.	Santa Monica GP, LLC
36.	Sun IV, LLC
37.	Sunrise Connecticut Avenue Assisted Living Owner, L.L.C.
38.	Sunrise Louisville KY Senior Living, LLC
39.	Vinton IA Assisted Living Owner, LLC
40.	Vinton IA Assisted Living Tenant, LLC
41.	Webster City IA Assisted Living Owner, LLC
42.	Webster City IA Assisted Living Tenant, LLC